Exhibit 99.1

            DOCUMENT SCIENCES ANNOUNCES ACQUISITION OF CAMBRIDGEDOCS

CARLSBAD, Calif., Feb. 2 /PRNewswire-FirstCall/ -- Document Sciences Corporation (Nasdaq: DOCX), a global market leader in providing customer communications management solutions, announced today it has completed the acquisition of CambridgeDocs (www.cambridgedocs.com), a leading provider of document transformation and repurposing technology. Jack McGannon, President and CEO of Document Sciences, states that, "this acquisition represents a natural extension to Document Sciences' customer communications management platform and adds several new components to the xPression product suite."

The acquired technology will allow xPression to import and repurpose content from a plethora of widely popular formats, including Word, HTML, PDF, Excel, RTF, and Adobe FrameMaker, enabling customers to leverage the tens of thousands of documents existing throughout an enterprise without having to manually recreate the content. "This acquisition moves us one step closer to our vision of taking content in any format and data from any source to produce any type of personalized and customized document for any distribution channel," said Nasser Barghouti, Chief Technology Officer of Document Sciences.

Document transformation and repurposing -- which provides for the conversion of content in popular formats into an XML format that is readily transformable and reusable -- has become increasingly important due to the proliferation of document formats. Once transformed, the content can be made available for delivery through Document Sciences xPression product suite, as well as independently through XML-based Web Services. The transformed content can also be easily classified and indexed within enterprise information portals, and aggregated, assembled and (re)published in multiple formats, including HTML, PDF, Postscript, IBM AFP, PCL and RTF, on virtually any operating system.

In addition to tighter integration with CambridgeDocs technology, Document Sciences will continue to develop CambridgeDoc's xDoc product suite as an open platform to better service existing customers. The xDoc products are used by major companies worldwide, as well as sold through OEM software agreements with major vendors in the XML content management and publishing area. The entire CambridgeDocs team, located in Cambridge, MA, and Lahore, Pakistan, will be joining the Document Sciences worldwide organization.

Rizwan Virk, CEO and CTO of CambridgeDocs, will be joining Document Sciences as Chief Technologist for XML Publishing. Mr. Virk stated that, "We are excited about joining the Document Sciences Team and believe that this acquisition will allow our technology to be introduced to a larger base of customers. The combination of our XML conversion capabilities and our commitment to open XML standards, together with the powerful customization and publishing engine of xPression, will provide customers a complete solution for their document processing needs."

About CambridgeDocs

CambridgeDocs is a leader in the emerging market for XML-based content integration. This market deals with the integration of legacy content with new XML-based systems (e.g. Content Management, Enterprise Information Portals, EAI, and Web Services) and standards (e.g. DocBook, DITA, HRXML, RIXML, FPML, NewsML, or any custom XML schema/DTD's, etc.). Towards this end, CambridgeDocs provides a technology platform & services for taking existing unstructured and semi-structured internal and external content (e.g. MS Word, HTML, PDF, Quark, etc.), and transforming it into "meaningful XML". Once transformed, the content can be made available for delivery through XML-based Web Services, classified and indexed within Enterprise Information Portals, and aggregated, assembled and published in multiple different formats including support for wireless and mobile devices.

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About Document Sciences

Document Sciences is a market-leading global solutions provider for customer communications management. Our award-winning xPression software suite enables organizations to automate the creation and delivery of well-designed, highly personalized communications -- from customized marketing collaterals, contracts and policies to high-volume relationship statements and correspondence. More than 500 content-driven organizations worldwide, including over 60 FORTUNE Global 500 companies, use Document Sciences' solutions to reduce development costs by up to 90%, improve time-to-revenue by as much as 75%, and enhance the overall customer experience with highly effective 1:1 communications. Based in Carlsbad, California, with award-winning offshore services operations in Beijing, China and offices across the U.S. and in London, Document Sciences also markets its products in Europe, Australia, Canada, New Zealand, Latin America and Asia. For more information about Document Sciences Corporation, call 888.4.DOC.SCI or visit www.docscience.com.

This press release may contain "forward-looking" statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by the fact they use words such as "believe," "expect," "anticipate," "estimate," "project," "intend," "plan" or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. Some of these events or factors include the following: (i) national, international, regional and local economic, competitive and regulatory conditions and developments; (ii) the market for dynamic content publishing software; (iii) market acceptance of enhancements to our existing products and introduction of new products; (iv) continued profitability of our professional services; (v) maintaining our relationships with Xerox Corporation and our other distribution partners and/or other risks detailed from time-to- time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2005. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.

SOURCE  Document Sciences Corporation
    -0-                             02/02/2007
    /CONTACT: Editorial: Dane Becker, +1-760-602-1400, dbecker@docscience.com; or Investor: Leslie Weller, +1-760-602-1524, lweller@docscience.com, both of Document Sciences Corporation /
    /Web site:  http://www.docscience.com
                http://www.cambridgedocs.com /
    (DOCX)